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                                   EXHIBIT 5.1


May 3, 2002

American Business Financial Services, Inc.
111 Presidential Boulevard
Bala Cynwyd, PA 19004

Gentlemen:

     We have acted as counsel to American Business Financial Services, Inc. (the "Company") in connection with the preparation of the Registration Statement on Form S-3 ("Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering of up to 400,000 shares of common stock, par value $.001 per share ("Common Stock"), by the Company pursuant to the Company's Dividend Reinvestment and Stock Purchase Plan (the "Plan"). This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

     Although as counsel to the Company we have advised the Company in connection with a variety of matters referred to us by it, our services are limited to specific matters so referred. Consequently, we may not have knowledge of many transactions in which the Company has engaged or its day-to-day operations.

     In rendering this opinion, we have examined the following documents: (i) the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as amended and restated since the inception of the Company,
(ii) resolutions adopted by the Board of Directors related to the Plan, (iii) the Registration Statement (including all exhibits thereto); and (iv) a certification from an officer of the Company. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all documents and records examined and the genuineness of all signatures.

     We have not made any independent investigation in rendering this opinion other than the document examination described above. Our opinion is therefore qualified in all respects by the scope of that document examination. We make no representation as to the sufficiency of our investigation for your purposes. This opinion is limited to the General Corporate Law of the State of Delaware ("DGCL"). In rendering this opinion we have assumed compliance with all laws (other than the DGCL), including all federal and state laws.

     Based upon and subject to the foregoing and the qualifications and limitations set forth below, we are of the opinion that:

     The shares of Common Stock of the Company which are being offered by the Company pursuant to the Registration Statement, when sold in the manner and for the consideration contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

     This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

     This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.


                                       Sincerely,


                                       /s/ Blank Rome Comisky & McCauley LLP
                                       -----------------------------------------
                                       BLANK ROME COMISKY & McCAULEY LLP